Equity One, Inc. 1696 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information at the Company: Howard Sipzner, CFO Arthur Gallagher, Investor Relations Media Contact: Abbe Solomon 305-446-2700

FOR IMMEDIATE RELEASE:

May 8, 2003

EQUITY ONE REPORTS FIRST QUARTER 2003 RESULTS

NORTH MIAMI BEACH, FL, May 8, 2003 – Equity One, Inc. (NYSE: EQY), an owner, developer and operator of community and neighborhood shopping centers located predominately in high growth markets in the southern United States, announced today its financial results for the three months ended March 31, 2003.

FINANCIAL HIGHLIGHTS

For the three months ended March 31, 2003, Funds From Operations (FFO) – a standard measure of operating performance for Real Estate Investment Trusts (REITs) – increased 60.7% to $17.3 million from $10.7 million for the comparable period in 2002. FFO per diluted share for the first quarter of 2003 was $0.36, the same as in the first quarter of 2002. The first quarter results for 2003 include a loss on extinguishment of debt of $623,000 or $0.01 per diluted share. Net income for the first quarter of 2003 was $12.3 million, or $0.26 per diluted share, compared with $13.3 million, or $0.44 per diluted share, in the first quarter of 2002. The first quarter of 2002 included a gain on disposal of properties of $6.1 million, or $0.20 per diluted share. Total revenues for the first quarter of 2003 increased 49.9% to $38.6 million from $25.8 million in the first quarter of 2002.

“Our results demonstrate the initial benefits of our successful merger with IRT Property Company,” stated Chaim Katzman, Chairman and Chief Executive Officer. “We have a stronger capital base, a deeper and more seasoned management team and much broader tenant and geographic diversification. Operationally, we added over 40,000 square feet of net new leases, increased our renewal rents by 4.0%, reached 90.5% occupancy in our core stabilized portfolio and increased our same property net operating income by 1.7%. Our financial ratios remain strong with 43.6% debt to total market capitalization, a 3.3 EBITDA to interest coverage ratio and over $125 million available on our credit facilities. We are well positioned for future growth from lease-up and further rental increases, while retaining the underlying defensive characteristics of our supermarket-anchored neighborhood shopping center portfolio.”

PORTFOLIO HIGHLIGHTS

At March 31, 2003, the 168 shopping centers comprising our core stabilized portfolio were 90.5% leased. Overall, we own 179 properties located primarily in metropolitan areas of 12 states in the southern United States, consisting of 122 supermarket-anchored shopping centers, 8 drug store-anchored shopping centers, 42 other retail-anchored shopping centers, one self-storage facility, one industrial property and five retail developments, as well as non-controlling interests in four unconsolidated joint ventures.

At March 31, 2003, our average base rent per leased square foot totaled $9.05 and reflected our combination with IRT Property Company. During the quarter, we renewed 75 leases increasing the average rate 4.0% to $10.64 per square foot, and signed 67 new leases at an average rate of $11.45 per square foot. Overall, we added approximately $650,000 of annualized minimum rent incorporating renewals, new leases and departing tenants.

IRT PROPERTY COMPANY MERGER

On February 12, 2003, Equity One, Inc. and IRT Property Company completed a statutory merger. The transaction has been accounted for as a purchase and the results of Equity One include the activity of IRT for the period February 12, 2003 through March 31, 2003.

OTHER ACQUISITIONS AND DISPOSITIONS

During the first quarter of 2003, we acquired a 13.5-acre parcel of land in Henry County, Georgia on which we plan to develop a supermarket-anchored center in 2004.

During the first quarter of 2003, we sold two drug store anchored shopping centers for aggregate gross sales proceeds of $6.8 million and recognized total gains on sale of $503,000. As previously reported, we sold a property in April 2003 that was ground leased to Lowe’s and expect to report a gain of approximately $400,000 in the second quarter of 2003. The operating results of these properties are reflected in our discontinued operations.

DEVELOPMENTS AND REDEVELOPMENTS

During the quarter we completed the construction of two developments, Plaza Alegre in Miami, Florida and Shops at Huntcrest in Lawrenceville, Georgia, and are in the process of leasing the local tenant space, with stabilization expected for later this year. Each of these centers is anchored by a new Publix supermarket.

We have commenced a complete redevelopment of University Mall in Pembroke Pines, Florida, incorporating a new Lowe’s home improvement store. We are also reconfiguring a portion of Oakbrook Square shopping center in Palm Beach Gardens, Florida to accommodate a new Stein Mart store.

We are in the planning and permitting stage for several other developments and redevelopments including: (1) the development of a new 25,000 square foot CVS drug store-anchored center across the street from our Plaza Alegre shopping center; (2) the redevelopment of Salerno Village in Stuart, Florida to accommodate a new and expanded Winn Dixie supermarket; (3) up to a 120,000 square foot addition to the Shops at Skylake in North Miami Beach, Florida to accommodate a new L.A. Fitness Sports Club and other local tenants, and (4) the development of 20,000 square feet of retail space on a parcel of land located adjacent to our Cashmere Corners shopping center. These developments are scheduled for completion between the end of 2003 and early 2004.

Lastly, we are in the process of reconfiguring and releasing the former Winn Dixie space at our Walden Woods shopping center in Plant City, Florida to accommodate a 20,000 square foot Dollar Tree store, an additional 13,000 square foot junior anchor and 12,000 square feet of local space.

FFO EARNINGS GUIDANCE

Based on current plans and assumptions and subject to the risks and uncertainties more fully described in Equity One’s reports filed with the Securities and Exchange Commission, we expect our full year 2003, targeted FFO per diluted share to be between $1.46 and $1.49, unchanged from our previous guidance. We currently anticipate that the growth in our FFO in 2003 will come from a combination of internal growth, accretion from the IRT merger, increase in rent and the continued lease-up of vacant space, as well as incremental income from property acquisitions and developments. This guidance is provided for information purposes and is subject to change. The following is a reconciliation between the calculation of FFO per diluted share and diluted earnings per share:

Guidance for 2003	Range

Diluted earnings per share	$0.89	to	$0.92
Less: gain on sale	$(0.02)		$(0.02)
Plus: real estate depreciation	$0.59		$0.59
FFO per diluted share	$1.46	to	$1.49

For reconciliation purposes, we have assumed no additional gains on sale other than those that have already been realized.

ACCOUNTING AND OTHER DISCLOSURES

We consider Funds From Operations (“FFO”) as defined by National Association of Real Estate Investment Trusts (“NAREIT”), to be a widely used and appropriate supplemental measure of performance for equity REITs that provides a relevant basis for comparison among REITs. FFO, as defined by NAREIT, means net income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding gains (losses) from sales of rental property, adjustments for extraordinary items and cumulative effects of accounting changes, plus real estate related depreciation and amortization, minority interest and after adjustments for unconsolidated partnerships and joint ventures. We present FFO to assist investors in analyzing our performance. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITS. FFO (i) does not represent cash flows from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including its ability to make distributions and (iii) should not be considered as an alternative to net income (determined in accordance with GAAP) for purposes of evaluating our operating performance.

Included in this press release is a reconciliation of FFO to net income, the most comparable GAAP measure.

CONFERENCE CALL/VIDEO WEB CAST INFORMATION

We will host a conference call later today on Thursday, May 8, 2003 at 1:00 p.m. EST to discuss our performance for the three months ended March 31, 2003. The call will also be web-cast and can be accessed in a listen-only mode at Equity One’s web site at www.equityone.net. Investors may also join the call by dialing 877-531-9985 (U.S/Canada) or 706-679-3073 (international). No password is required.

If you are unable to participate during the call, a replay will be available on Equity One’s web site for future review. You may also access the replay by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (international) and entering passcode 227775. The telephone replay will be available through May 31, 2003.

FOR ADDITIONAL INFORMATION

For a copy of our first quarter supplemental information package, please access the “Financial Reports” section in our web site at www.equityone.net. To be included in our e-mail distributions for future press releases and other notices, please send your e-mail address to Michele Guard at mguard@equityone.net.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Georgia, Texas and the other states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant properties; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands, except per share data)

	For the three months ended March 31,

Operating Data	2003	2002

Total Revenues	$38,608	$25,753

Net Income	$12,344	$13,267

Earnings per share (basic)	$0.26	$0.45

Earnings per share (diluted)	$0.26	$0.44

Number of shares used in computing earnings per share:
Basic	47,163	29,354

Diluted	48,475	30,029

Reconciliation of Net Income to Funds from Operations

Funds from Operations (“FFO”) is a non-GAAP financial measure. We believe that FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is a widely used and appropriate supplemental measure of performance for equity REITs, and that it provides a relevant basis for comparison among REITs.

The following table reflects the reconciliation of FFO to net income, the most directly comparable GAAP measure, for the periods presented:

	For the three months ended March 31,

	2003	2002

Net income	$12,344	$13,267
Adjustments:
Depreciation and amortization related to rental properties	5,046	3,329
Gain on sale of disposal of rental properties	(503)	(6,122)
Minority interest in earnings of consolidated subsidiaries	141	25
Interest on convertible partnership units	65	65
Share of real estate depreciation of joint ventures	161	174

Funds from operations	$17,254	$10,738

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands)

	March 31,	December 31,
Balance Sheet	2003	2002

Investments in real estate (before accumulated depreciation)	$1,450,735	$718,864
Total assets	$1,489,208	$730,069
Mortgage notes payable	$422,311	$332,143
Revolving credit facilities	$169,000	$23,000
Senior unsecured notes	$150,000	—
Total liabilities before minority interests	$793,906	$375,969
Stockholders’ equity	$679,509	$350,231
Total liabilities and stockholders’ equity	$1,489,208	$730,069